Exhibit 99.2

Finisar Corporation Announces Pricing of Upsized Offering of $500,000,000 of Convertible Senior Notes Due 2036

Sunnyvale, CA — December 16, 2016 — Finisar Corporation (NASDAQ: FNSR) (“Finisar”) today announced the pricing of its previously announced offering of $500,000,000 aggregate principal amount of its 0.50% Convertible Senior Notes due 2036 (the “Notes”) in a private placement. The offering was upsized from the previously announced $450,000,000 aggregate principal amount of Notes. Finisar has granted the initial purchasers of the Notes a 30-day option to purchase up to an additional $75,000,000 aggregate principal amount of the Notes, solely to cover over-allotments. The notes will be offered and sold by the initial purchasers only to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Act”). The offering is expected to close on or about December 21, 2016, subject to satisfaction of customary closing conditions.

The Notes will be unsecured and unsubordinated obligations of Finisar. Interest on the Notes will be paid semi-annually in arrears on June 15 and December 15 of each year, commencing June 15, 2017, at a rate of 0.50% per annum.  The Notes will mature on December 15, 2036, unless earlier converted, repurchased or redeemed.

Holders may require Finisar to repurchase the Notes for cash on December 15, 2021, December 15, 2026 and December 15, 2031 at a repurchase price equal to the principal amount thereof, plus accrued and unpaid interest to, but excluding, the repurchase date. In addition, holders may require Finisar to repurchase the Notes for cash upon the occurrence of a fundamental change at a repurchase price equal to the principal amount thereof, plus accrued and unpaid interest to, but excluding, the repurchase date.

Finisar may not redeem the Notes prior to December 22, 2021. On or after December 22, 2021, Finisar may redeem for cash all or part of the Notes at a redemption price equal to the principal amount of the Notes to be redeemed, plus accrued and unpaid interest to, but excluding, the redemption date.

Prior to June 15, 2036, the Notes will be convertible at the option of the holders only upon the occurrence of specified events, and thereafter until the close of business on the second scheduled trading day immediately preceding the maturity date, the Notes will be convertible at any time. Upon conversion, the Notes will be settled in cash, shares of Finisar’s common stock or any combination thereof at Finisar’s option. The initial conversion rate is 22.6388 shares of common stock per $1,000 principal amount of Notes (which is equivalent to an initial conversion price of approximately $44.17 per share of common stock), subject to adjustment in certain circumstances. This initial conversion price represents a premium of approximately 35% relative to the last reported sale price of Finisar’s common stock on December 15, 2016.

Finisar expects to use the net proceeds from this offering for general corporate purposes, including working capital, and may also use a portion of the net proceeds to acquire complementary businesses, products or technologies, although Finisar has no present commitments with respect to any such acquisitions. Pending such uses, Finisar may invest the net proceeds in highly liquid cash equivalents or U.S. government securities.

This announcement is neither an offer to sell nor a solicitation to buy any of the foregoing securities, nor shall there be any offer, solicitation or sale of the securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

The Notes and the shares of common stock issuable upon conversion of the Notes, if any, will not be registered under the Act, or any state securities laws, and unless so registered, may not be offered or sold in the United States except pursuant to an exemption from the registration requirements of the Act and applicable state laws.